Exhibit 10.1.1

[West Marine Letterhead]

Boat America Corporation Boat Owners Association of The United States 884 South Pickett Street Alexandria, Virginia 22304 Attn: Chief Executive Officer	April 7, 2005

Re:	Marketing Agreement

Gentlemen:

This letter, when countersigned below on behalf of Boat America Corporation and Boat Owners Association of The United States, will supplement and amend the Marketing Agreement (the “Marketing Agreement”), dated January 14, 2003, among Boat America Corporation, Boat Owners Association of The United States, and West Marine Products, Inc. Capitalized terms used in this amendment and not otherwise defined in this amendment shall have the meanings assigned to them in the Marketing Agreement.

1.    Sharing and Use of Customer Information.

(a)    BoatU.S. agrees to share with West Marine information concerning members of the Association, and West Marine agrees to share with BoatU.S. information concerning members of its “West Advantage” program . Neither party will have any obligation to share with the other party information concerning its customers except as provided in this paragraph 1(a). Shared information will include customer name, mailing address, phone numbers, e-mail address, relevant customer demographic information (i.e., boat type, size, etc.), and opt-out information (i.e., do not mail, do not e-mail, do not call, etc.). Notwithstanding the foregoing, sharing of any customer’s information will be subject to such customer’s opt-out preferences and to paragraph 1 (d) below. Either party may use information obtained from the other party pursuant to this paragraph 1(a) for marketing purposes only in accordance with the following restrictions:

(i)    A party may use information obtained from the other party only to market its core products and services as outlined in Section 6.3 of the Marketing Agreement, except that the parties acknowledge and agree that for BoatU.S. and West Marine, their respective core products do not include any BoatU.S. or West Marine co-branded or other credit card offerings, but such offerings may be included in BoatU.S.’ and West Marine’s incidental sidebars as contemplated by Section 6.3 of the Marketing Agreement.

(ii)    Each party’s use of information obtained from the other party will be subject to the privacy policy restrictions described in the Marketing Agreement and to any other restrictions described in this amendment, including, without limitation, those described in

Boat America Corporation

Boat Owners Association of The United States

April 7, 2005

paragraph 1(d) below; the parties acknowledge that, in certain cases, use of information may be restricted by the terms of privacy policies that were in effect prior to those modifications to the parties’ privacy policies that were implemented pursuant to the Marketing Agreement.

(iii)    Except as provided in paragraph 1(b) and paragraph 1(c), a party may contact persons listed in information obtained from the other party through no more than four mailings per year for the remaining term of the Marketing Agreement and no more than two e-mails per year for the remaining term of the Marketing Agreement, and may not contact any such person through telemarketing.

(iv)    The receiving party may not sell or rent information obtained from the disclosing party with any third party, including other strategic or business partners, at any time, nor may the receiving party share such information without the disclosing party’s prior written consent, which consent may be withheld in the disclosing party’s absolute discretion (except that a party may share such information without obtaining prior consent with any third party companies and/or individuals with whom a party may contract to perform outsourced marketing and fulfillment services on such party’s behalf, third party providers of website hosting and development, order fulfillment, package delivery, transmission of postal mail and e-mail, removing repetitive information from customer lists, analyzing data, providing marketing assistance, and/or processing credit card payments services, but only if such companies and or individuals with whom a party contracts for such outsourced services are required to keep data received from such party confidential and to use it only for the purposes indicated).

(b)    Either party may contact its own customers for any purpose and in any manner, including by mail, e-mail, telemarketing, in store, catalog, flyer or other marketing materials or promotional efforts, free of any restrictions under the Marketing Agreement or paragraph 1(a), regardless of whether such customer is also a customer of the other party, and either party may use any information obtained from the other party pursuant to paragraph 1(a) with respect to its own customers. For purposes of the Marketing Agreement as amended by this amendment, a party’s customers include, but are not limited to, any persons that have, at any time, purchased a product or service directly from such party or enrolled in a paid membership program of such party. Additionally, for clarification, a person that purchased products or services from any of the retail distribution channels (including at, by or through any BoatU.S. store, website or catalog) that West Marine acquired from Boat America (the “Acquisition”) shall be considered a customer of both BoatU.S. (if such purchase occurred prior to the Acquisition [even if such customer was or is a West Marine customer prior to or after the Acquisition]) and a customer of West Marine (if such purchase occurred after the Acquisition [even if such customer was or is a BoatU.S. customer prior to or after the Acquisition]). Without limiting the generality of the first two sentences of this paragraph 1(b):

(i)    Marketing activity to a party’s customers will not be limited to such party’s core products and services, and marketing of a party’s credit card programs will be permitted in any manner.

Boat America Corporation

Boat Owners Association of The United States

April 7, 2005

(ii)    There will be no restriction on the number or type of solicitations by a party to its customers.

(iii)    Each party can share information concerning its customers with its strategic partners or other third parties, subject to any applicable laws and such party’s privacy policy.

(iv)    Persons who purchase products or services from West Marine through the “BoatU.S. Online Store” at any time after the Acquisition will be customers of West Marine, and West Marine’s communications to such customers will not be subject to limitations under Exhibit E to the Marketing Agreement.

(c)    Nothing in the Marketing Agreement or this amendment restricts either party’s use of information concerning prospective customers obtained from sources other than the other party (e.g., from rented lists, boat show registrations, contest registrations, and customer lists shared by other third parties or affiliates) or either party’s contacts to prospective customers identified through such information, regardless of whether any such prospective customer is a customer of the other party. Neither party will be required to share any information obtained from other sources concerning any person, unless and until such person becomes subject to paragraph 1(a).

(d)    All marketing to the parties’ customers shall be subject to applicable federal and state laws (including the CAN-SPAM Act of 2003), the customer’s opt-out preferences, contractual restrictions imposed on a party from time to time, and the other restrictions contained in the Marketing Agreement, as modified by this amendment.

(e)    Each party will revise its privacy policies as necessary to accurately reflect how it will use customer information and with whom it may be shared.

(f)    The companies will use reasonable effort to coordinate their contact strategies (if possible) in order to limit over-communication to any customer.

2.    Insurance Marketing.

(a)    West Marine will market BoatU.S. Insurance on an exclusive basis in accordance with Section 4 of the Marketing Agreement for the term of the Marketing Agreement, except that either West Marine or BoatU.S. may elect to terminate West Marine’s marketing of BoatU.S. Insurance in accordance with the following:

(i)    Either party may elect to terminate West Marine’s marketing of BoatU.S. Insurance at any time, for any reason, on ninety (90) days’ written notice to the other party;

(ii)    Either party may elect to terminate West Marine’s marketing of BoatU.S. Insurance at any time if the other party fails to cure a material breach of the provisions

Boat America Corporation

Boat Owners Association of The United States

April 7, 2005

of Section 4 of the Marketing Agreement more than thirty (30) days after delivery by the terminating party of notice stating its intent to terminate and reasonably describing the breach; or

(iii)    West Marine may elect to terminate all or any portion of its marketing of BoatU.S. Insurance immediately upon written notice to BoatU.S. if BoatU.S. is unable to offer such insurance in a particular geographic location.

(b)    Section 4.6 of the Marketing Agreement will survive termination of West Marine’s marketing of BoatU.S. Insurance for any reason.

(c)    Section 9.2A of the Marketing Agreement is amended by changing the marketing fee of 3.75% of any subsequent renewal policy premium to 5.5% of any subsequent renewal policy premium. In addition, if West Marine’s marketing of BoatU.S. Insurance is terminated for any reason, then, upon the renewal of any policy for which West Marine was previously entitled to a marketing fee pursuant to Section 9.2A of the Marketing Agreement, BoatU.S. shall continue to make the marketing fee payment to West Marine for the three (3) years following such termination, as follows:

(i)    5% of the renewal policy premium for any policy that was renewed in the first year after termination of West Marine’s marketing of BoatU.S. Insurance,

(ii)    4% of the renewal policy premium for any policy that was renewed in the second year after termination of West Marine’s marketing of BoatU.S. Insurance, and

(iii)    3% of the renewal policy premium for any policy that was renewed in the third year after termination of West Marine’s marketing of BoatU.S. Insurance.

(d)    BoatU.S. will notify West Marine in writing at least ninety days prior to any change in the fees that may be payable to West Marine for any reason, including any change in the ability of BoatU.S. to share in contingent commissions from insurance companies underwriting BoatU.S. Insurance. BoatU.S. agrees to defend, indemnify and hold harmless West Marine, and each of its employees, agents, customers, officers, directors, shareholders from and against any claim, suit, demand, or action, including without limitation reasonable attorneys fees, arising from the actual or alleged illegality of an method of determining the management fees received by BoatU.S. from the insurance companies underwriting BoatU.S. Insurance, including any contingent commission arrangement.

3.    Boat U.S. Financing. West Marine will promote, on an exclusive basis, boat financing provided by BoatU.S. in accordance with the following:

(a)    West Marine shall obtain BoatU.S.’s prior written approval of any marketing plans or activities relating to such financing. Such approval shall not be unreasonably withheld. BoatU.S. will supply West Marine with sufficient marketing materials for the promotion of such financing. West Marine shall not distribute or display any marketing materials relating to such financing that has not been supplied or approved by BoatU.S. in writing.

Boat America Corporation

Boat Owners Association of The United States

April 7, 2005

(b)    West Marine will display on its Web Site a version of the marketing materials for such financing, in a form mutually approved by the parties in writing, and a hyperlink to the page or pages designated by BoatU.S. on the BoatU.S. Web Site.

(c)    West Marine shall direct individuals that seek to apply for boat financing from BoatU.S. to the pages on the BoatU.S. Web Site designated by BoatU.S., the hyperlink on the West Marine Web Site established in accordance with paragraph 3(b), or to a toll-free telephone number established by BoatU.S. West Marine shall not take any application for such financing or collect any fees or charges related to such financing.

(d)    West Marine may, at its option, promote such financing through advertisements in its catalogs, direct mail flyers, store signage, or other means. BoatU.S. will pay or reimburse West Marine for pre-approved marketing activities and mutually agreed upon incremental costs.

(e)    Notwithstanding the foregoing, either West Marine or BoatU.S. may elect to terminate West Marine’s marketing of boat financing provided by BoatU.S. in accordance with the following:

(i)    Either party may elect to terminate West Marine’s marketing of BoatU.S. financing at any time, for any reason, on ninety (90) days’ written notice to the other party;

(ii)    Either party may elect to terminate West Marine’s marketing of BoatU.S. financing at any time if the other party fails to cure a material breach of the provisions of the Marketing Agreement or this amendment more than thirty (30) days after delivery by the terminating party of notice stating its intent to terminate and reasonably describing the breach; or

(iii)    West Marine may elect to terminate all or any portion of its marketing of BoatU.S. financing immediately upon written notice to BoatU.S. if BoatU.S. is unable to offer such financing in a particular geographic location.

4.    High Level Advantage Program. For purposes of Section 2.1 of the Marketing Agreement, West Marine will promote membership in the Association as the “High Level Advantage Program.” West Marine may continue to honor points earned by members of its “West Advantage Plus” program prior to the effective date of this amendment.

5.    BoatU.S. Towing Services Marketing. A new Section 9.6 is added to the Marketing Agreement in connection with West Marine’s marketing of the BoatU.S. towing services as follows:

(a)    Boat U.S. shall pay a marketing fee to West Marine equal to 10% of the initial annual towing service fees received (“Towing Marketing Fee”) from any individual who purchased a “new” towing or trailering service plan from any West Marine Store, West Marine Website, any catalog or other marketing material distributed by West Marine, including, without limitation, any catalog or marketing material in which the BoatU.S. Trademark is used, or any

Boat America Corporation

Boat Owners Association of The United States

April 7, 2005

other West Marine distribution channel (each, a “West Marine Channel”). For purposes of this Section, a towing or trailering service plan is deemed to be a “new” service plan if purchased through any West Marine Channel by a BoatU.S. Member who has not purchased such a plan within the immediately preceding 12 month period.

(b)    The Towing Marketing Fee shall be paid to West Marine within 30 days of the close of each calendar month with respect to premiums received during such calendar month.

(c)    The provisions of the last paragraph of Section 9.4 of the Marketing Agreement (including, without limitation, each party’s respective report and records inspection rights) shall apply to this new Section 9.6.

6.    Effective Date. The provisions of this amendment shall be effective beginning February 1, 2005, except that the parties may elect to implement certain provisions of this amendment on an earlier date mutually agreed upon.

7.    Miscellaneous.

(a)    The Marketing Agreement, together with this amendment, constitutes the entire agreement among the parties on the subject matter hereof.

(b)    Any term of this amendment may be amended and the observance of any term of this amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties.

(c)    If any one or more of the provisions contained in this amendment should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of all remaining provisions shall not in any way be affected or impaired. Any provision of this amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)    This amendment may be executed in two or more counterparts or duplicate originals, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e)    Except where inconsistent with the express terms of this amendment, all provisions of the Marketing Agreement shall remain in full force and effect.

(f)    This amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, exclusive of its choice of law rules.

(g)    The rules of construction set forth in the Marketing Agreement shall apply to this amendment.

Boat America Corporation

Boat Owners Association of The United States

April 7, 2005

(h)    This amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(i)    The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this amendment.

If the foregoing correctly sets forth our agreement, please sign a copy of this letter in the space provided below and return it to us.

West Marine Products, Inc.

By:	/s/ Tom Carey
Tom Carey, Sr. VP—Marketing

Accepted and agreed to: Boat America Corporation

By:	/s/ William M. Oakerson
William M. Oakerson, President

Boat Owners Association of The United States

By:	/s/ Richard Schwartz
Richard Schwartz, Chairman